                                 UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                      FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number  0-21113

                              AFSALA Bancorp, Inc.
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             (Exact name of registrant as specified in its charter)


         161 Church Street, Amsterdam, New York 12010 (518) 842-5700
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                       Common Stock, par value $.10 per share
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              (Title of each class of securities covered by this Form)


                                      None
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   X                Rule 12h-3(b)(1)(i)
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        Rule 12g-4(a)(1)(ii)                    Rule 12h-3(b)(1)(ii)
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        Rule 12g-4(a)(2)(i)                     Rule 12h-3(b)(2)(i)
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        Rule 12g-4(a)(2)(ii)                    Rule 12h-3(b)(2)(ii)
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                                                Rule 15d-6
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   Approximate number of holders of record as of the certification or notice
date:   None
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  Pursuant to the requirements of the Securities Exchange Act of 1934, Ambanc Holding Co., Inc., as successor by merger to AFSALA Bancorp, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: November 19, 1998                   By: /s/ James J. Alescio
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                                              James J. Alescio
                                              Senior Vice President,
                                               Treasurer and Chief Financial
                                                Officer